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                          AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT is entered into this ____ day of December, 1997, by and between EarthLink Network, Inc. (the "Company"), and Charles G. Betty ("Mr. Betty").

                                      RECITALS

     On January 15, 1996 the Company and Mr. Betty entered into that certain Employment Agreement (the "Employment Agreement") whereby the Company employed Mr. Betty as its President and Chief Operating Officer. At that time, Mr. Sky Dayton, the Company's founder and Chairman of the Board, served
as the Company's Chief Executive Officer.   In June 1996, the Board of
Directors acting by written consent appointed Mr. Betty to serve as President and Chief Executive Officer and appointed Mr. Dayton to serve as Founder and Chairman. The Employment Agreement, however, was not amended to reflect this change in title. Furthermore, the Employment Agreement conflicts, in part, with the intention of the Compensation Committee of the Board of Directors with respect to the vesting of Mr. Betty's option shares issued, and which may be issued, to him.

     NOW THEREFORE, in consideration of the foregoing premises and for other valuable and sufficient consideration, the parties agree as follows.

1.   CHANGE IN TITLE.  The Employment Agreement is amended as follows:

     1.1 Section 2(a) - replace the phrase "President and Chief Operating Officer" with the phrase "President and Chief Executive Officer" and replace the phrase "Chief Executive Officer or the Board" with the phrase "the Board".

     1.2 Section 2(b) - replace the phrase "the Board of Directors or the Chief Executive Officer" with the phrase "the Board of Directors" and replace the phrase "the Chief Executive Officer or the Board" with the phrase "the Board".

     1.3 Section 4(a)(2) - replace the phrase "the Chief Executive or the Board" with the phrase "the Board".

     1.4 Section 4(b) - replace the phrase "You and the Chief Executive Officer and/or Board" with the phrase "You and the Board".

     1.5 Section 4(f) - replace the phrase "the Chief Executive Officer or the Board" with the phrase "the Board".

2. "CHANGE IN CONTROL EVENT" DEFINITION. The Employment Agreement is further amended by deleting the existing definition of "Change in Control Event" in Section 1(b) and replacing it with the following definition:

          "Change in Control Event" shall mean any of the following events:
     (a) the execution of an agreement for the sale of all, or a material portion, of the assets of the Company; (b) the execution of an agreement for a merger or recapitalization of the Company, or any merger or recapitalization whereby the Company is not the surviving

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     entity; (c) the acquisition, directly or indirectly, of the beneficial ownership of 25% or more of the outstanding voting securities of the Company by any "person" (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder); (d) the failure of the current members of the Company's Board of Directors (the "Board") to constitute a majority of the Board; or (e) a change of control of the Company as determined by the Board of Directors in its sole discretion.

3. CONTINUATION. Except as specifically set forth in this Amendment the Employment Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EARTHLINK NETWORK, INC.                      CHARLES G. BETTY


By: /s/ Sky D. Dayton                       /s/ Charles G. Betty
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    Sky D. Dayton, Founder and Chairman     Charles G. Betty



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